I.          CODE OF ETHICS

A.	INTRODUCTION

The purpose of this Code of Ethics (the “Code”) is to set forth key guidelines that Midwood Capital Management LLC (the “Company”) has adopted to specify the responsibilities of Company employees to act in accordance with the requirements of Rules 204A-1 and 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) (collectively, the “Rules”). As set forth in such Rules, “Access Persons” of the Company who must comply with the Code include: (i) all management personnel (officers, directors and partners) of the Company, and (ii) any other employee of the Company who has access to information regarding the purchase or sale of securities by the Company or the portfolio holdings of any of its clients, or who is involved in making recommendations with respect to purchases or sales of securities. By reason of the Company’s current size and business model, all employees of the Company will be considered Access Persons and will be required to comply with the Code.

The Code’s procedures are set forth to ensure careful adherence to the Rules which are essential to safeguard the interests of the Company and its clients. The Rules prohibit affiliated persons of a registered investment adviser (and a registered adviser to a registered investment company (a “Mutual Fund”)), such as the Company from engaging in any of the following conduct with respect to a client (including a Mutual Fund client):

(a)	employing any device, scheme or artifice to defraud a client;

(b)	making any untrue statement of a material fact to a client or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;

(c)	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or

(d)	engaging in any manipulative practice with respect to a client.

B.	ADMINISTRATION AND ENFORCEMENT OF THE CODE

The Company’s Chief Compliance Officer (the “CCO”) shall be responsible for all aspects of administering and all interpretive issues arising under this Code. The CCO is responsible for considering any requests for exceptions to or exemptions from the Code. Any exceptions to or exemptions from the Code shall be subject to such additional procedures, reviews and reporting as may be deemed appropriate by the CCO. The CCO shall be responsible for (i) notifying Access Persons of their reporting obligations under this Code and (ii) reviewing the reports submitted by each Access Person under this Code. The CCO may assign the review of Access Person reports to a designee; however, no person shall be allowed to review or approve his or her own reports, and reports shall be reviewed by the CCO or other officer who is senior to the person submitting the report. The CCO shall maintain records of all reports filed pursuant to these procedures as discussed below in Section E.

The CCO on an annual basis shall prepare a written report describing any issues arising under the Code, including information about any material violations of the Code and any sanctions imposed due to such violations. With respect to any Mutual Fund client, the CCO will submit the information for review by the Mutual Fund’s Board of Trustees (“Board”). Additionally, on an annual basis, the CCO shall perform a review and certify to the Board, as appropriate, that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

C.	REPORTING REQUIREMENTS

Access Persons are required to submit the following reports to the CCO for themselves and any immediate family member residing at the same address: an initial holdings report, a quarterly transaction report, and an annual holdings report.

In filing quarterly transaction reports, Access Persons must also include with respect to newly opened brokerage accounts:

(i)	The name of the broker, dealer or bank with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date that the report is submitted by the Access Person.

Holdings Reports. Each Access Person must submit an initial holdings report by November 1, 2013 (or such later date as shall be the commencement of such Access Person’s employment with the Company) disclosing to the CCO the identities, amounts, and locations of all securities owned in all Covered Accounts -- i.e., accounts in which he or she has a “beneficial ownership interest.” For a more detailed discussion of “beneficial ownership interest,” please refer to the Personal Trading Section 2.H. Thereafter, each new Access Person must submit such a report within 10 days of commencement of employment. In addition, each Access Person must disclose similar information within thirty (30) days after the end of each calendar year while employed by the Company, starting in 2014. Such reports must be current as of a date not more than 45 days prior to the Access Person joining the Company (for an initial report) or the date the report is submitted (for the annual report). A form of report is attached as Exhibit A.

Brokerage Accounts. Each Access Person must instruct each broker, bank, or other financial institution in which he or she has a Covered Account (i.e., a securities trading account in which the Access Person has any direct or indirect beneficial ownership interest) to provide the Company with duplicates of all trade confirmations and all monthly or other periodic statements.

Quarterly Reports. Each Access Person must report to the CCO within 30 days after the end of each calendar quarter all securities transactions in all of his or her Covered Accounts during the preceding quarter. A form of report is attached as Exhibit B.

In filing holdings and transactional reports, Access Persons must note that:

a.	Each Access Person must file a transactional report every quarter whether or not there were any reportable transactions.

b.	Transactional reports must show all sales, purchases, or other acquisitions or dispositions, including gifts, the rounding out of fractional shares, exercises of conversion rights, exercises or sales of subscription rights and receipts of stock dividends or stock splits.

c.	Access Persons need not report holdings or transactions (i) effected pursuant to an automatic investment plan (however, any transaction that overrides or changes the preset contribution schedule or allocations under such plan should be reported), (ii) with respect to securities held in accounts over which the Access Persons have no direct influence or control (such as a blind trust), (iii) in direct obligations of the U.S. Government , (iv) in money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short term debt instruments, (v) shares of money market funds, (vi) shares of open-ended mutual funds for which the Company does not serve as investment adviser (holdings of and transactions in exchange traded funds and closed-end funds must be reported) and (vii) transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open-end mutual funds.

D.	PRE-APPROVAL OF IPOs AND LIMITED OFFERINGS

No Company employee may purchase any equity securities issued in an initial public offering or secondary offering or any securities offered in a private placement for any account without the prior written approval of the CCO. In determining whether to approve any such transaction for an employee, the CCO will consider, among other factors, whether the investment opportunity should be reserved for client accounts and whether the investment opportunity is being offered to the employee by virtue of his or her position with the Company. Similarly, the CCO’s trades shall be approved by another Managing Member.

E.	RECORDKEEPING REQUIREMENTS

The CCO shall maintain or cause to be maintained in a readily accessible place the following records for a period of five years (or such lesser period as shall commence on the effective date of the Company’s registration under the Advisers Act and end on the then-current date) and in each case with respect to the applicable period:

a)	A copy of the Code;

b)	a listing of any violations of the Code and actions taken in response to such violations;

c)	a list of all Access Persons subject to the Code;

d)	copies of all personal holdings and trading reports from all Access Persons;

e)	CCO records of decisions approving any purchases of IPOs or private placements;

f)	pre-approval of all trades, records of those pre-approvals; and

g)	copies of the annual compliance reports prepared by the CCO.

II.          STANDARD OF CONDUCT

A.	INTRODUCTION

All Company employees (“Employees”) must conduct themselves in accordance with high ethical standards, which should be premised on the concepts of integrity, honesty and trust. Although our fiduciary duties require more than simply avoiding illegal and inappropriate behavior, at a minimum, all Employees should be aware that, as a matter of policy and the terms of their employment or relationship as a consultant with the Company, Employees shall:

●	Maintain knowledge of, and comply with, all applicable laws, rules and regulations of any government, governmental agency, regulatory organization, licensing agency or professional association governing the Employee’s professional activities, and not knowingly participate or assist in any violation of such laws, rules or regulations.

●	Never engage in any act, practice or course of business involving dishonesty, fraud, manipulation, deceit or misrepresentation or use any device, scheme or artifice to defraud, or engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which the Company or any of its clients is a participant.

●	Never commit any act that reflects adversely on an Employee’s honesty, trustworthiness or professional competence.

●	Never make any untrue statement of a material fact or omit to state to any person a material fact necessary in order to make the statements the Company has made to such person, in light of the circumstances under which they are made, not misleading.

●	Never cause the Company, acting as principal for its own account or for any account in which the Company or any person associated with the Company (within the meaning of the Advisers Act) owns any portion of the account, to sell any security or interest in a Company-managed fund to, or purchase any security or interest in a Company-managed fund from, a client in violation of any applicable law, rule or regulation of a governmental agency.

●	Comply with any prohibitions on activities imposed by the Company.

●	Disclose to the Company in writing, all monetary compensation or other benefits received for services rendered that are in addition to compensation or benefits conferred by the Company.

●	Exercise particular care in determining applicable fiduciary duty, complying with such duty as to those persons and interests to whom the duty is owed.

●	Preserve the confidentiality of information communicated by investors in funds managed by the Company, prospects and management concerning matters within the scope of the investor-employee, prospect-employee and manager-employee relationship, unless the Employee receives information concerning illegal activities on the part of the investor, prospect or manager.

Investment professionals shall:

●	Exercise diligence and thoroughness in taking investment actions, and have a reasonable and adequate basis, supported by appropriate research and investigation, for such actions.

●	Use reasonable care and judgment to achieve and maintain independence and objectivity in taking investment actions.

●	Never trade, or cause others to trade in, a security if such trading would breach a duty. If Employees receive material non-public information in confidence, they shall not breach that confidence by trading or causing others to trade in securities to which such information relates.

●	Make every reasonable effort to ensure that any disclosure of performance information of any Company-managed account or investment is a fair, accurate and complete representation of such performance.

As noted, all Employees and consultants, where applicable, of the Company must conduct themselves in full compliance with all applicable federal and state laws and regulations concerning the securities industry. In particular, an Employee should be familiar with those laws and regulations governing “insider trading” and fiduciary duties. It is the responsibility of every Employee to know these laws and regulations and to comply with them. If an Employee needs copies of any laws and regulations concerning the securities business or has any questions about the legality of any transaction, the Employee should consult the CCO. Failure to comply with such laws and regulations or this Code may result in sanctions and possibly, depending on the circumstances, immediate dismissal.

B.	CONFIDENTIAL INFORMATION

1.	What is confidential information?

An investment adviser has a fiduciary duty to its clients not to divulge or misuse information obtained in connection with its services as an adviser. Therefore, all information, whether of a personal or business nature, that an Employee or a consultant, as applicable, obtains about a client’s affairs in the course of employment with the Company should be treated as confidential and used only to provide services to or otherwise to the benefit of the client. Such information may sometimes include information about non clients, and that information should likewise be held in confidence. Even the fact that the Company advises a particular client, or that a particular investor invests in a fund managed by the Company, should ordinarily be treated as confidential.

2.	Who is subject to the Company’s policies concerning confidential information?

All Company personnel officers and advisory, marketing, administrative and secretarial staff are subject to these policies. (This group is sometimes referred to in this Manual as “Employees”). In certain situations, consultants are also subject to these policies.

3.	What are the duties and responsibilities of Employees with respect to confidential information?

Since an investment adviser has a fiduciary duty to its clients not to divulge information obtained from or about a client in connection with its services as an adviser, Employees and any consultants that have access to confidential information must not repeat or disclose confidential information received from or about clients (including with respect to investors in a fund or any other fund managed by the Company) outside the Company to anyone, including relatives, friends or strangers. Any misuse of confidential information about a client is a disservice to the client that may cause both the client and the Company substantial injury. Failure to comply with this policy may have very serious consequences for Employees and consultants, where applicable, and for the Company, including the possibility that Employees or consultants might be criminally prosecuted for misusing the information, as described in Part C below.

4.	What are some steps that Employees can take to assure that confidential information is not disclosed to persons outside the office?

There are a number of steps Employees should take to help preserve client and other confidences, including the following:

●	All paper copies of the Company’s proprietary Work-In-Process (“WIP”) reports or such other proprietary reports that detail the Company’s positions or investments under consideration must be shredded upon disposal and not placed in garbage or paper recycle cans.

●	Employees should be sensitive to the problem of inadvertent or accidental disclosure. Careless conversation, naming names or describing details of a current or proposed trade, investment or transaction in a lounge, hallway, elevator or restroom, or in a train, taxi, airplane, restaurant or other public place, can result in the disclosure of confidential information and should be strictly avoided.

●	Maintenance of confidentiality requires careful safeguarding of papers and documents, both inside and outside the Company. Documents and papers should be kept in appropriately marked file folders and locked in file cabinets when appropriate. Computer files or disks should be password protected.

●	If an Employee uses a speakerphone, the Employee should be careful to refrain from using it in any way that might increase the likelihood of accidental disclosure. Use caution, for example, when participating in a speakerphone conversation dealing with confidential information if the office door is open, or if the speakerphone volume is set too high. The same applies if an Employee knows or suspects that a speakerphone or a second extension phone is being used at the other end of a telephone conversation.

●	In especially sensitive situations, it may be necessary to establish barriers to the exchange of information within the Company and to take other steps to prevent the leak of confidential information.

●	Employees should be aware that e-mail and information transmitted through the Internet may not be secure from hacking or interception and should be cautious in transmitting confidential information by e-mail or through the Internet.

C.	MATERIAL INSIDE INFORMATION

All Employees and consultants are reminded that purchasing or selling securities on the basis of, or while in possession of, material non-public information for their own, for a client’s or for the Company’s account is a crime punishable by imprisonment as well as large fines. “Tipping” another person who engages in such activities is also a crime. The term “material” is described below.

The sanctions for trading while in possession of material “inside information”, as it is sometimes called, can be severe. In recent years, the Securities and Exchange Commission (the “SEC”) has aggressively sought and prosecuted persons who traded on “inside information.” Courts are now authorized to impose fines of up to three times the profit gained, or loss avoided, on such transactions. Criminal prosecution is also possible. Willful misuse of material non-public information will result in dismissal from employment by the Company.

Employees and consultants should be careful to avoid even the appearance of wrongdoing. Even an innocent purchase or sale of securities by an Employee or a consultant who is unaware that other Employees possess material non-public information about an issuer may damage the Company’s reputation and may lead to protracted investigations and audits of both the Company and Employees.

The following sections seek to answer some of the most commonly asked questions about insider trading. In the questions and answers that follow, the term “issuer” refers to an entity, such as a corporation, partnership or state agency, that has issued securities, and the term “securities” is used in the broadest sense to include privately held and publicly traded stocks, bonds, options and other investment vehicles that the SEC considers to be securities.

1.	Who is subject to the insider trading rules?

All Employees and all persons friends, relatives, business associates and others who receive non-public material inside information from Employees concerning an issuer of securities (whether such issuer is a client or not) are subject to these rules. It does not matter whether the issuer is public or private.

At the Company, the rules apply to officers, marketing, advisory, administrative, secretarial and other staff, and consultants where applicable. Furthermore, if any Employee or consultant gives non-public material inside information concerning an issuer of securities to a person outside the Company, and that person trades in securities of that issuer, the Employee or consultant and that person may both have civil and criminal liability.

2.	What is material inside information?

Generally speaking, inside information is information about an issuer’s business or operations (past, present or prospective) that becomes known to an Employee or consultant and which is not otherwise available to the public. Although neither the courts nor the SEC has defined “material” precisely, the word is similar in meaning to “important” or “significant.”

While the exact meaning of the word “material” is not entirely clear, it is clear that if a person knows information about an issuer which the person believes would influence an investor in any investment decision concerning that issuer’s securities and which has not been disclosed to the public, the person should not buy or sell that issuer’s securities. Under current court decisions, it makes no difference whether the material inside information is good or bad. Needless to say, if the undisclosed information would influence an Employee’s own decision to buy or sell or to trade for a client or the Company, the information probably is material and an Employee should not trade or permit the Company to trade for a client or itself until it has been publicly disclosed.

3.	How does “material inside information” differ from “confidential information”?

Here is an example that should clarify the difference between the two. Suppose one of the investors in a fund managed by the Company is the president of a publicly traded corporation and while conducting diligence on such investor an Employee learns the amount of alimony she pays to her former spouse. That discovery should be kept confidential, but it almost certainly has no bearing on the value of her corporation’s securities (i.e., it is not material) and, in fact, it probably is not “inside information” about the corporation itself. Accordingly, an Employee of the Company could buy or sell securities of that issuer so long as the Employee possessed no material non-public information about the corporation. But disclosure of the president’s alimony payments would be embarrassing to her and improper.

In other words, confidential information should never be disclosed, but it is not always material inside information. Knowing it is not necessarily an impediment to participating in the securities markets concerning a particular issuer.

4.	Are there certain kinds of information that are particularly likely to be “material inside information”?

Yes. While the following list is by no means complete, information about the following subjects is particularly sensitive:

●	Dividends, stock dividends and stock splits.

●	Sales and earnings and forecasts of sales and earnings.

●	Changes in previously disclosed financial information.

●	Corporate acquisitions, tender offers, major joint ventures or merger proposals.

●	Significant negotiations, new contracts or changes in significant business relationships.

●	Changes in control or a significant change in management.

●	Adoption of stock option plans or other significant compensation plans.

●	Proposed public or private sales of additional or new securities.

●	Significant changes in operations.

●	Large sales or purchases of stock by principal stockholders.

●	Purchases or sales of substantial corporate assets, or decisions or agreements to make any such purchase or sale.

●	Significant increases or declines in backlogs of orders.

●	Significant new products to be introduced.

●	Write offs.

●	Changes in accounting methods.

●	Unusual corporate developments such as major layoffs, personnel furloughs or unscheduled vacations for a significant number of workers.

●	Labor slowdowns, work stoppages, strikes, or the pending negotiation of a significant labor contract.

●	Significant reductions in the availability of goods from suppliers or shortages of these goods.

●	Extraordinary borrowings.

●	Major litigation.

●	Governmental investigations concerning an issuer or any of its officers or directors.

●	Financial liquidity problems.

●	Bankruptcy proceedings.

●	Establishment of a program to repurchase outstanding securities.

5.	What is the law regarding the use of material inside information?

Federal law, and the policy of the Company, prohibit any Employee from using material inside information, whether obtained in the course of working at the Company or otherwise, for his or her private gain, for the Company’s gain or for a client’s gain and prohibit any Employee from furnishing such information to others for their private gain. This is true whether or not the information is considered “confidential.” When in doubt, the information should be presumed to be material and not to have been disclosed to the public. No trades should be executed for any Employee, any client or for the Company, if the person executing the trade or the Company has material inside information about the issuer.

6.	What is “tipping”?

Under the federal securities laws, it is illegal to disclose (or “tip”) material inside information to another person who subsequently uses that information for his or her profit. In order to minimize this liability, all Company personnel should comply with the policies regarding protection of confidential information described in Part A above, which will include the following measures:

(a)	To reduce the chances of inadvertent tipping of material inside information, any non-public information that might be considered material should not be discussed with any person outside the Company. Such information should be regarded as particularly sensitive, confidential information, and the Company’s policies for safeguarding such information should be strictly observed.

(b)	Employees should avoid recommending to any person, including Company clients, the purchase or sale of client (or client related) securities.

(c)	Caution must especially be used when receiving information from securities analysts, corporations in the same business as the client and members of the press.

Questions regarding whether such information may constitute “inside information” should be referred to the Chief Compliance Officer.

7.	To whom must material inside information be disclosed before an Employee can trade?

To the public. Public disclosure of material events is usually made by means of an official press release or filing with the SEC. An Employee’s disclosure to a broker or other person will not be effective, and such Employee may face civil or criminal liability if such Employee (or the person to whom the Employee makes disclosure) trades on the basis of the information. Employees should be aware that in most cases they are not authorized to disclose material events about an issuer to the public and that right usually belongs to the issuer alone.

8.	How does an Employee know whether particular material inside information has been publicly disclosed?

If an Employee sees information in a newspaper or public magazine, that information will clearly have been disclosed. Information in a filing with the SEC or a press release will also have been disclosed. However, the courts have said that one should wait for a reasonable period of time after the publication, filing or release date to assure that the information has been widely disseminated and that the public has had sufficient time to evaluate the news. If any Employee has any questions about whether information has been disclosed, such Employee should not trade in the affected securities. An Employee should contact the Chief Compliance Officer for advice in the matter.

9.	What must an Employee do with respect to material inside information that such Employee may learn about an issuer?

In connection with their work at the Company, Employees may come into possession of material inside information with respect to issuers, such as information with respect to issuers or securities of issuers which are being analyzed for purchase or sale. This is particularly likely to happen in connection with the recommendation of the purchase or sale of an issuer’s securities. All personnel receiving material, non-public information have a duty not to disclose or use that information in connection with securities transactions. In other words, Employees may not purchase or sell any securities with respect to which they have inside information for their own, the Company’s or for a client’s account or cause clients to trade on such information until after such information becomes public. The foregoing prohibition applies whether or not the material inside information is the basis for the trade. Employees should be alert for information they receive about issuers on their recommendation or approved lists which may be material inside information. In addition, whenever Employees come into possession of what they believe may be material non-public information about an issuer, they must immediately notify the Chief Compliance Officer because the Company as a whole may have an obligation not to trade in the securities of the issuer. The Chief Compliance Officer maintains a list of all issuers about which the Company has inside information, and the list is available to all appropriate personnel at the Company to prevent any trading of securities of such issuers. It is the responsibility of all Employees to check this list of issuers as necessary with respect to any trading activities or instructions.

10.	Policies and procedures relating to the use of research consultants

In order to reduce the likelihood that Employees obtain material non-public information from research consultants, all of the Company’s personnel that have contact with such consultants must comply with the policies and procedures described below. These policies and procedures apply to (i) research consultants who receive compensation of any kind from an intermediary third-party, such as Goldman Sachs or another Midwood prime broker, for their services (“Network Paid Consultants”), (ii) research consultants who are under a separate contract with the Company and paid by the Company pursuant to that contract (“Company Paid Consultants”), and (iii) certain persons who are contacted as a part of the Company’s investment research process who do not receive any compensation from either the Company or an intermediary third-party for their services (“Investment Contacts”) (collectively, “Research Consultants”).

You are reminded that the Company’s policies and procedures regarding insider trading apply to the use of all Research Consultants. In particular:

●	With respect to Network Paid Consultants and Company Paid Consultants, you are required to send the following disclosure via email to the expert to be interviewed and also mention the disclosure below prior to the call: “This discussion will be used in connection with investment analysis. Accordingly, do not provide any information if doing so would breach any duty of trust or confidence that you may owe to any company, whether it be under a formal or informal confidentiality agreement or a history, pattern or practice of confidentiality, or if you are not authorized to do so.”

●	You may not obtain material non-public information from a Research Consultant.

●	You must not misrepresent your identity or your affiliation with the Company in your communications with any Research Consultant.

●	You may not obtain information from any Research Consultant if it appears that the source of the information had a duty to maintain the information in confidence, including under a formal or informal confidentiality agreement, a history, pattern or practice of maintaining the information in confidence or any other confidentiality obligation known to you, or the Research Consultant is not permitted to discuss the topic, regardless of whether you believe that such information is immaterial. You must inquire as to whether the Research Consultant has any such duty to maintain the information in confidence or any other confidentiality obligation.

●	If you believe that you have received material non-public information from a Research Consultant, you must immediately notify the Company’s Chief Compliance Officer. You also may not trade or recommend the purchase or sale of relevant securities, and may not discuss the material non-public information with anyone else, without the prior approval of the Chief Compliance Officer.

11.	Policies and Procedures Relating to the use of Paid Consultants

a.	Written Agreement. Relationships with Network Paid Consultants and Company Paid Consultants (collectively, “Paid Consultants”) must be governed by a written agreement approved by the Chief Compliance Officer that, among other things, contains relevant provisions regarding the non-disclosure of material non-public information and reminds the Paid Consultants of their obligations under the applicable securities laws. In addition, any Paid Consultant must have internal policies and procedures in place with respect to the non-disclosure of material non-public information that are satisfactory to the Chief Compliance Officer.

b.	Pre-Clearance. You must obtain written pre-clearance from the Chief Compliance Officer before retaining, either directly or through an intermediary organization, any Paid Consultant you have reason to believe falls into one of the following categories:

i.	An officer, director, or employee of a public company, or former officer, director, or employee of a public company that has left the company within six months of the engagement. It is highly unlikely that this engagement will be approved.

ii.	An employee of any government or any government agency, or a former employee of any government or government agency that has left the government within six months of the engagement, about a product or industry that they regulate. It is highly unlikely that this engagement will be approved.

iii.	Any other person you wish to engage to provide information on a public company who you have reason to believe has contractual or fiduciary obligations to that public company such as an auditor, outside counsel, vendor, distributor, or customer to that public company. This provision applies even if the employer of the proposed consultant is a private company. It is highly unlikely that this engagement will be approved.

To obtain pre-clearance an e-mail containing the name, employer, job description, intermediary (if any), and details of the consulting project (including the scope of the consultation and the research project it relates to) must be sent to Howard Rubin at hbrubin@midwoodcapital.com.

12.	Guidelines for use of Investment Contacts

a.             Preapproval for the use of “Investment Contacts”, such as communications with investor relations personnel, CEO’s, CFO’s or other executive officers or directors of public companies is not required.

b.             Contact with persons at a public company at events organized by brokerage firms or other similar entities also are not subject to any pre-clearance guidelines, unless you have reason to believe that the Investment Contacts at the event are being paid by a brokerage firm.

c.             You agree not to contact the following types of individuals within six months of performing as an officer, director, or employee of a public company, or former officer, director, or employee of a public company or an employee of any government or any government agency, or a former employee of any government or government agency.

d.             However, it is important that you are familiar with our insider trading procedures before you engage any of the above referenced parties in any research related conversation.

13.	Gifts and Entertainment

Section 1D of this Compliance Manual outlines the Company’s Gifts and Entertainment policies. These policies apply to all business contacts, including, for the avoidance of doubt, all Research Consultants.

14.	Surveys

The top of all written surveys must include the following legend: This survey is being used in connection with investment analysis. Accordingly, do not fill this survey out if doing so would breach any duty of trust or confidence that you may owe whether it be under a formal or informal confidentiality agreement or a history, pattern or practice of confidentiality, or if you are not authorized to do so.

15.	Who is available for additional advice or advice about a particular situation?

The Chief Compliance Officer designated from time to time by the Company will oversee matters relating to inside information and prohibitions on insider trading.

Disclosure outside the Company of confidential information by an Employee, or participation or tipping others to participate in business or securities transactions when in possession of material inside information, may be a violation of law and subject the Employee to severe penalties, including criminal prosecution.

D.	FIDUCIARY DUTY; CONFLICTS OF INTEREST; AND FOREIGN CORRUPT PRACTICES

The Company and the Employees have a fiduciary duty to Company clients to act for the benefit of the clients and to take action on the clients’ behalf before taking action in the interest of any Employee or the Company. The cornerstones of the fiduciary duty are the obligations to act for the clients’ benefit and to treat the clients fairly. A client may therefore expect its fiduciaries to act for the client’s benefit and not for the fiduciary’s own benefit when a conflict of interest between the client and the fiduciary arises. No Employee should ever enjoy an actual or apparent advantage over the account of any client.

This Manual attempts to highlight and address many of the common conflicts of interest that may arise between the Company and its Employees on the one hand and clients on the other, and also between different client accounts. It is not possible for every conflict to be addressed in the Manual, however, and Employees should be particularly sensitive to the existence of actual or potential conflicts of interest not addressed herein and should promptly raise any such conflicts of which they become aware with the Chief Compliance Officer.

The manner in which any Employee discharges his or her fiduciary duty and addresses a conflict of interest depends on the circumstances. Sometimes general disclosure of common conflicts of interest may suffice. In other circumstances, explicit consent of the client to the particular transaction giving rise to a conflict of interest may be required or an Employee may be prohibited from engaging in the transaction regardless of whether the client consents.

The client’s consent will not in all cases insulate the Employee against a claim of breach of the Employee’s fiduciary duty. Full disclosure of all material facts must be given if a consent is to be effective. As a result, consents concerning possible future breaches of laws will not usually work. However, waivers of known past violations may be effective. In addition, a client under the control and influence of the Employee or who has come to rely on the Employee’s investment decisions cannot effectively consent to a conflict of interest or breach of fiduciary duty. Consent must be competent, informed and freely given.

The duty to disclose and obtain a client’s consent to a conflict of interest must always be undertaken in a manner consistent with the Employee’s duty to deal fairly with the client. Therefore, even when taking action with a client’s consent, each Employee must always seek to assure that the action taken is fair to the client.

Conflicts of interest can arise in any number of situations. As noted, no comprehensive list of all possible conflicts of interest can be provided in this Manual. However, the following are common examples of conflicts of interest. For example, an Employee may seek to induce a bank to give the Employee a loan in exchange for maintaining excessive cash balances of a client with the bank or may execute trades for a client through a broker-dealer that provides research services for the Company but charges commissions higher than other broker-dealers. In the former case, such activity would be a violation of an Employee’s fiduciary duty and might subject the Employee and the Company to liability under the Advisers Act and other applicable laws. In the latter case, if the Company determines in good faith that the higher commissions are reasonable in relation to the value of the brokerage and research services provided by a broker or dealer viewed in terms of either a particular transaction or the Company’s overall responsibilities with respect to an account as to which the Company exercises investment discretion and appropriate disclosure is made to the client and in the Company’s Form ADV, the payment of higher commissions may be permitted under the safe harbor of Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Another common conflict of interest occurs when the Company pays some consideration to a person for recommending the Company as an adviser. In those circumstances where required by Rule 206(4)-3 promulgated under the Advisers Act, an Employee must make disclosure to any prospective client of any consideration paid for recommending the Company’s services to that prospective client. Rule 206(4)-3 governs situations involving cash payments for certain client solicitations and requires that, in such circumstances, specific disclosure documents containing information about the solicitor and the adviser be provided to a prospective client at the time of the solicitation.

1.            Commissions. Employees may negotiate with broker-dealers regarding the commissions charged for their personal transactions but may not enter into any arrangement to pay commissions at a rate that is better than the rate available to clients through similar negotiations.

2.            Gifts to an Employee. No Employee may receive any gift or other item of more than nominal value ($100 or less shall be considered nominal for these purposes) from any person or entity that does business with or on behalf of any client. However, Employees may attend business meals, social events and other similar events provided the cost is reasonable and the gift giver also is present at the event. To the extent there are any questions, the Chief Compliance Officer must be consulted.

3.            Service as a Director or Member of Investment Committee. Any Employee who wishes to serve as an officer or director of any public company, or of any organization where such duties might require involvement in investment decisions, or who wishes to serve on the investment committee of any organization, must obtain the prior written consent of the Chief Compliance Officer, which shall be granted in his discretion and only if he is satisfied that such service shall not create a conflict with such Employee’s fiduciary duty to clients.

4.	United States Foreign Corrupt Practices Act.

Employees must also comply with the United States Foreign Corrupt Practices Act, which generally makes it unlawful to give anything of value, directly or indirectly, to foreign government officials/employees, foreign political parties, party officials/employees or candidates for public office or officers/employees of certain public international organizations for the purposes of obtaining, or retaining, business for the Company or its client accounts.

No Company or client account’s funds, assets, merchandise, products or services shall be paid, loaned, provided or otherwise disbursed as bribes, “kickbacks”, gratuities or other payments designed to influence or compromise the conduct of the recipient. Employees may not make such payments themselves, and may not authorize, direct or permit others to make such payments on their behalf. Company and client account’s funds, assets, merchandise, products and services shall never be used in furtherance of any fraudulent activity.

To illustrate the ethical standard the Company expects every Employee to maintain, the following conduct is expressly prohibited:

●	Payment of money, loans or other favors which are intended, or which might have the appearance of being intended, to influence business decisions or compromise independent judgment or another party in regard to such party’s dealings with either the Company or a client account; and

●	Payment of rebates or “kickbacks” for obtaining business for the Company or a client account.

5.	Gifts made by an Employee

Any gift made by any Employee for or on behalf of the Company or a client account (or investor in a fund) or for Company business purposes, including the provision of meals and entertainment, and the reimbursement of travel or hotel expenses, must be bona fide expenditures, reasonable in amount and within business norms, accurately documented, related directly to the promotion, demonstration or explanation of products or services, or to the execution or performance of a contract. Any token or ceremonial gifts must be no more than $150 in value for each gift and total no more than $300 in value for any one year. Notwithstanding the foregoing, no gift of any amount may be given to any client (or investor in a fund) which is a government pension plan or other type of government client and gifts to brokers may not exceed $100 per annum.

Any Employee found to be engaged in activities involving a bribe, kickback or other unlawful payment, or attempting to initiate such activities, will be subject to termination and possible criminal proceedings. All Employees have a responsibility to report any actual or attempted bribery, kickback or unlawful payment to the Company’s Chief Compliance Officer.

Employees must also comply with all applicable local and foreign anti-bribery laws. Acceptable practices in the commercial business environment may be entirely unacceptable with government officials and may even violate certain applicable laws and regulations in some countries. Employees should be aware of these restrictions when dealing with government officials or those who act on the government’s behalf.

If any Employee is faced with any conflict of interest, he or she should consult the Chief Compliance Officer prior to taking any action. In addition, if an Employee has any question about compliance then he or she should consult with the Company’s Chief Compliance Officer.

E.	SCALPING OR FRONTRUNNING

As a general rule, if any Employee knows of a pending “buy” recommendation and buys stock before the Company makes a recommendation to its non-discretionary clients or takes action on the recommendation for its clients for which it has investment discretion, or if any Company Employee is aware of a pending “sell” recommendation and sells stock under such circumstances, such Employee is engaged in a practice known as “scalping” or “frontrunning.”

An Employee or family member residing in that Employee’s household or person or entity over which the Employee has control (the “Related Person(s)”) may not engage in the practice of purchasing or selling stock before a buy or sell recommendation, as the case may be, is made to a non-discretionary client or the Company takes action for its clients for which it has investment discretion. Such activities put the Company and the Employee in a conflict of interest and give the Employee or the Related Person an advantage at the client’s expense. Limited exceptions may be granted for liquid securities where the Employee is buying or selling a non-material number of shares. Any trades undertaken for an Employee’s own account, for the account of the Company, for the account of any non-Company client or for a Related Person must be done so as not to disadvantage a Company client in any way. This means that all Employees and their Related Persons must generally wait to trade a security until all trading in that security for all accounts of the Company’s clients is completed, although in some cases it may be appropriate to aggregate a personal trade with client trades (see Section II, Part A). If all client trades are not completed before an Employee or Related Person trades, the antifraud provisions of the Advisers Act may be violated.

In order to preclude the possibility that material non-public information about the Company’s investment decisions and recommendations, and client securities holdings and transactions, could be misused, the Company has taken steps to restrict access to such information to Employees who need such information to perform their duties, including the use of password access to the Company’s network and computer files and limiting physical access to paper storage records. Employees who are not authorized to access such information may be subject to termination if they attempt to do so.

F.	UNFAIR TREATMENT OF CERTAIN CLIENTS VIS A VIS OTHERS

An Employee who handles one or more client accounts may be faced with situations in which it is possible to give preference to certain clients over others. Employees must be careful not to give preference to one client over another even if the preferential treatment would benefit the Company or the Employee.

For example, an Employee should not (i) recommend certain purchases (including with respect to securities of a limited supply and higher potential return) with respect to one client account as opposed to another because such client account generates larger fees for the Company or (ii) act for one client account ahead of another.

As in other instances, the fiduciary duty of an Employee to a client must govern the Employee’s actions in each situation and the extent of the fiduciary duty of an Employee to a client is determined by the specific relationship between the parties and the reasonable inferences to be drawn from the relationship. In the absence of express or implied agreements between the parties, usage and custom should be used to determine how an Employee should discharge his or her duty. Each situation should be examined closely to determine whether the client has consented to the Employee’s actions favoring another client and whether the resulting relationship with the client which was not favored is fair and consistent with the securities laws. If both parts of this test have been satisfied, most likely there has been no breach of fiduciary duty. If a question arises about action that may give rise to a conflict of interest involving preferential treatment of one client over another, an Employee should consult the Chief Compliance Officer prior to taking any action.

G.	DEALING WITH CLIENTS AS AGENT AND PRINCIPAL: SECTION 206(3) OF THE ADVISERS ACT

Section 206(3) of the Advisers Act specifically addresses two conflict of interest situations: sale and purchase of securities to and from a client either as a broker for another person or as a principal for the account of the adviser. Section 206(3) makes it unlawful for an investment adviser “acting as principal for his own account, knowingly to sell any security to or purchase any security from a client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transaction the capacity in which he is acting and obtaining the consent of the client to such transaction.” An example of such a transaction would be if the Company was to purchase securities from a Company managed fund for its own account.

Thus, Section 206(3) requires that Employees involved in the situations where the Company is buying securities from or selling securities to a client account or where the Company acts as a broker-dealer for a non-client in a transaction with an advisory client disclose to the client the capacity in which the Company acts and obtain the client’s consent. Disclosure under Section 206(3) must be in writing. The Company must, under Section 206(3), disclose to the client its capacity, its profits (if it acts as principal) and its commissions (if it acts as agent for another). These types of transactions can be particularly troublesome under applicable laws and must not be entered into without prior consultation with the Chief Compliance Officer.

H.	PERSONAL TRADING; TIMELY REPORTING OF TRADES

1.	Personal Trading Policy

Set forth below are the Company’s policies regarding personal trading. These policies apply to all Access Persons and consultants where applicable. Under the Advisers Act, Access Persons include any of the Company’s partners, officers, directors (or other persons occupying a similar status or performing similar functions) and Employees who have access to non-public information regarding clients’ purchases or sales of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are non-public.

Because the Company’s primary business is providing investment advice, the Advisers Act presumes that all officers, directors and partners are Access Persons. As noted previously, because of the Company’s size and the range of duties that Employees may have, all Employees are considered “Access Persons,” and “Access Person” procedures, standards and restrictions that might be imposed only on a limited subset of employees in another, larger organization, apply to all Employees. Many of the procedures, standards and restrictions in this section govern activities in “Covered Accounts.” Covered Accounts include each securities account registered in an Employee’s name and each account or transaction in which an Employee has any direct or indirect “beneficial ownership interest.” The term “beneficial ownership interest” has a very broad meaning, discussed more completely below, and can include accounts of corporations owned by the Employee and even accounts owned by certain family members. An Employee has a “beneficial ownership” interest in not only securities he or she owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by the Employee’s spouse, minor children and relatives who live full time in the Employee’s home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Employee obtains benefits substantially equivalent to ownership.

Examples of some of the most common of those arrangements are as follows:

(a)	By an Employee for his/her own benefit, whether bearer, registered in his/her own name, or otherwise;

(b)	By others for the Employee’s benefit (regardless of whether or how registered), such as securities held for the Employee by custodians, brokers, relatives, executors or administrators;

(c)	For an Employee’s account by a pledge;

(d)	By a trust in which an Employee has an income or remainder interest unless the Employee’s only interest is to receive principal if (a) some other remainderman dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the Employee;

(e)	By an Employee as trustee or co-trustee, where either the Employee or any member of his/her immediate family (i.e., spouse, children and their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust.

(f)	By a trust of which the Employee is the settlor, if the Employee has the power to revoke the trust without obtaining the consent of all the beneficiaries;

(g)	By any non-public partnership in which the Employee is a partner and with respect to which such person has influence or control;

(h)	By a personal holding company controlled by the Employee alone or jointly with others;

(i)	In the name of the Employee’s spouse unless legally separated;

(j)	In the name of minor children of the Employee or in the name of any relative of the Employee or of his/her spouse (including an adult child) who is presently sharing the Employee’s home. This applies even if the securities were not received from the Employee and the dividends are not actually used for the maintenance of the Employee’s home;

(k)	In the name of any person other than the Employee and those listed in (9) and (10) above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Employee obtains benefits substantially equivalent to those of ownership;

(l)	In the name of any person other than the Employee, even though the Employee does not obtain benefits substantially equivalent to those of ownership (as described in (k) above), if the Employee can vest or revest title in himself/herself.

Notwithstanding the foregoing, for purposes of the pre-clearance procedures and other trading restrictions set forth in this Personal Trading Policy (Section H.1), Covered Accounts will not include any pooled investment vehicles managed by the Company and which include investments by unrelated investors, notwithstanding that such vehicles may also include investments by Employees and their spouses and/or immediate family members. In addition, the restrictions set forth below will not apply to trades for Covered Accounts that are directed by the Company and aggregated with client trades, provided that client accounts shall receive preference in allocation as set forth in the Company’s allocation and aggregation procedures set forth in this Manual.

This broad definition of “beneficial ownership” is for purposes of this Manual only; it does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. To accommodate potential differences in concepts of ownership for other purposes, an Employee may include in his/her reports a statement declaring that the reporting or recording of any securities transaction shall not be construed as an admission that the reporting person has any direct or indirect beneficial ownership in the security.

All Employees must, at the time of the commencement of their employment by the Company, disclose all outside brokerage accounts in which they have a direct beneficial interest and make arrangements for copies of all such brokerage statements to be sent to the Company for review and filing. The Chief Compliance Officer will ensure that Employees have not personally traded securities in violation of the Company policy, and will ensure that statements are reviewed and maintained for a period of five years.

Spouses (to include common-law spouses) and other immediate family members living at an Employee’s address are permitted to exercise investment discretion over individual securities, provided, that: (i) such spouses and other immediate family members comply with the Company’s personal trading policy as set forth in this Manual; and (ii) the Company receives duplicate copies of all trade confirmations and brokerage statements. Note that these restrictions apply to both debt and equity instruments. If a broker (or an Employee) has any questions about this policy or a prospective trade, he or she is encouraged to contact the Chief Compliance Officer.

Pre-clearance. No Employee may buy, sell, or pledge any security for any Covered Account without obtaining written clearance from the Chief Compliance Officer before the transaction, specifying the securities involved, dated, and signed by the Chief Compliance Officer. It is each Employee’s responsibility to bring proposed transactions to the Chief Compliance Officer’s attention and to obtain from the Chief Compliance Officer follow-up written documentation of any oral clearance. Transactions effected without pre-clearance are subject, in the Chief Compliance Officer’s discretion (after consultation with other members of management, if appropriate), to being reversed or, if the Employee made profits on the transaction, to disgorgement of such profits. Additionally, the Chief Compliance Officer’s trades shall be approved by another Managing Member.

The Chief Compliance Officer has granted blanket approval (a completed Personal Trading Form not required) for trading in open-ended mutual funds for which the Company does not serve as investment adviser or sub-adviser and in exchange traded funds (ETFs). The Compliance Officer may in the future grant blanket approvals for trading in other securities for which the Company is unlikely to trade for client accounts. Except as set forth above, any other investment must be precleared, including but not limited to investments in equities, hedge funds, private equity funds and venture capital funds. Also, any participation in an IPO must be pre-cleared. The Compliance Officer need not specify the reasons for any decision to clear or deny clearance for any proposed transaction.

As a general matter, the Compliance Officer should not be expected to and likely will not clear purchases in individual stocks. Sales of securities held prior to the date on which such person became an access person will be cleared on a case-by-case basis.

Transaction orders should be placed promptly after approval is given and in any case must be placed within two trading days after the day approval is granted. The Chief Compliance Officer may revoke a pre-approval at any time for any reason, and shall in such case promptly notify the Employee.

“Blackout” Period. No Employee may for any Covered Account (i) buy a security within seven calendar days before any client account buys the same or a related security, (ii) sell such a security within seven days before any client account sells the same or a related security, or (iii) sell a security within seven days after any client account has bought the same or a related security. The Chief Compliance Officer may grant exemptions to the foregoing rules in his discretion (for example, when an Employee has sold a security and, before the expiration of seven days, external events make it important for a client account to sell the same or a related security quickly). If an Employee completes a transaction during a “blackout” period in violation of the above restrictions, he or she may be required to turn over any profits realized on the transaction, in most cases for crediting to client accounts.

Limitation on Short Term Trading. No Employee may engage in the purchase and sale, or sale and purchase, for a Covered Account of the same (or equivalent) securities within any period of 60 calendar days. In most cases, any profits realized by an Employee on trades within the 60-day period must be disgorged for crediting to client accounts. As a general principal, the Company believes that market timing is inappropriate and should not be practiced by Employees.

Options, Futures and Similar Derivative Securities. No Covered Account may buy, own, or trade in any options or futures contracts on any securities or securities indices; provided that the Chief Compliance Officer may grant exceptions in circumstances in which he determines that no potential exists for the appearance of impropriety and that this prohibition would result in unreasonable hardship for the Employee or other beneficial owners of a Covered Account. For example, it may be inappropriate to prohibit the spouse of an Employee from receiving and owning employee stock options from his or her employer, provided the exercise of the options is subject to pre-clearance and the other rules applicable to securities transactions by Covered Accounts.

Should activity be discovered in violation of this personal trading policy, it will be deemed grounds for dismissal.

I.	EMPLOYEE’S RESPONSIBILITY TO KNOW THE RULES AND COMPLY WITH APPLICABLE LAWS

Company Employees are responsible for their actions under the law and therefore required to be sufficiently familiar with the Advisers Act and other applicable federal and state securities laws and regulations to avoid violating them. It is the policy of the Company to comply with all applicable laws, including securities laws, in all respects. Each Employee must promptly report any violation of the securities laws or of the Code of Ethics of which he becomes aware to the Chief Compliance Officer, regardless of whether the violation was committed by the Employee or another Employee. The Chief Compliance Officer shall consider whether it is appropriate to protect the confidentiality of the identity of an Employee reporting a violation by another Employee. It is the strict policy of the Company that no Employee shall be subject to any form of retaliation in connection with reporting a violation of the securities laws or of the Code of Ethics, and any person found to have engaged in retaliation may be subject to dismissal or other sanction.

Employees must certify in writing by the end of their first month of commencement of their employment with the Company and thereafter on an annual basis, that they have read and understood this Manual, that they will conduct themselves professionally in complete accordance with the requirements and standards described here and that they are not aware of any violations of the securities laws or the Code of Ethics during the prior year. A copy of the Company’s current form of compliance certificate is attached to this Manual as Exhibit C.

J.	DESIGNATION OF AND RESPONSIBILITIES OF CHIEF COMPLIANCE OFFICER

Howard B. Rubin shall serve as the Company’s Chief Compliance Officer (the “Chief Compliance Officer”). In his absence, David E. Cohen shall be the acting Chief Compliance Officer. It will be the responsibility of the Chief Compliance Officer of the Company to oversee the enforcement of the matters described in this Manual and to educate Employees to their responsibilities herein. The Chief Compliance Officer will provide new Employees with a copy of this Manual as soon as possible after they join the firm and, upon their request, of the Advisers Act and other applicable laws and regulations. The Chief Compliance Officer shall conduct training for new and existing Employees on the provisions and requirements of this manual from time to time as the Chief Compliance Officer determines to be appropriate.

The Chief Compliance Officer is responsible for staying current with significant new legal developments in the area of financial advisory services, fiduciary responsibilities, and insider trading and to convey such developments to the Company employees. As part of his duties, the Chief Compliance Officer shall review this Manual no less frequently than annually and recommend changes as appropriate or necessary. The review shall include consideration of any compliance matters that arose during the prior year, whether the existing policies have proven effective and any changes in the business activities of the Company and any changes in the Advisers Act and related regulations that might necessitate revisions to the Manual.

The Chief Compliance Officer will review all Employee trading reports in a timely manner to identify any violation of the Code of Ethics’ approval procedures and any improper trades or any patterns of trading (including achieving execution or results which differ materially from the execution or results obtained for clients) which suggest that an Employee may be engaging in abusive practices, and take such action as he or she deems necessary to obtain compliance with the policies set forth in this Manual and with applicable laws provided, however, that the trading report of the Chief Compliance Officer shall be reviewed by another Managing Member of the Company.

K.	OPERATIONAL DILIGENCE

The Chief Compliance Officer is responsible for verifying the credentials of new senior level Employees at the Company. Such verification shall include the Employee’s recent past employment, professional credentials and academic credentials, as applicable.

III.          PORTFOLIO MANAGEMENT

A.	TRADE ALLOCATION AND AGGREGATION POLICY AND PROCEDURES

1.	Allocation Guidelines

(a)	Pre-Execution Allocations

Allocations of investment opportunities among client accounts must be made in a fair and equitable manner. As a general rule, allocations among accounts with the same or similar investment objectives should be made pro rata based on the total assets under management in the accounts, provided that client accounts shall be given priority over any accounts owned entirely by the Firm, by officers or employees of the Firm or by family members of such officers and employees other than an “incubator” fund or account that is funded by capital of the Firm, its officers or employees or affiliates. An “incubator” fund, however funded, will be treated as a client account. Allocation decisions should be made and documented before an order is placed.